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Investor Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

Press Contact: Kim Myers
Arbitron Inc.
410-312-8500
kim.myers@arbitron.com

FOR IMMEDIATE RELEASE

Ronald G. Garriques Named to Board of Directors of Arbitron Inc.

Columbia, MD; July 13, 2011 — Arbitron Inc. (NYSE:ARB) today announced that Ronald G. Garriques, former President of Dell Inc.’s Communication Solutions Group, has been appointed to the Arbitron Board of Directors, effective Tuesday, July 12, 2011, to serve until the next annual meeting of stockholders.

“Ron brings to Arbitron significant expertise in mobile technology as well as international business development and operations, further expanding the capabilities of the Board in these critical areas,” said Philip Guarascio, Chairman of the Arbitron Board of Directors.  “As mobile devices reshape how consumers utilize all forms of media, Ron’s years of direct experience in this rapidly evolving consumer arena will be invaluable to Arbitron as the company moves forward with its cross-platform measurement initiatives.”

Mr. Garriques joined Dell Inc., a publicly traded technology company, in February 2007 as president of its Global Consumer Business.  In this role he drove the direct, online, retail and distribution channels worldwide.  Ron also drove the overall consumer product line including the Alienware, Adamo, XPS, Studio, Inspiron and Dimension computing product lines and the Streak and Venue mobile product lines. Mr. Garriques currently consults for Dell, and in June 2011 he became the Chief Executive Officer and Chairman of Gee Holdings LLC, a private company.

Prior to his tenure at Dell, Mr. Garriques was an Executive Vice President at Motorola and President, Mobile Devices Business from October 2004 through February 2007.  Prior, he served as General Manager, Personal Communications Sector, for the company’s European, Middle Eastern, African and South Asian operations.  Ron joined Motorola in 1998 and played multiple roles in program management, product management and engineering of Motorola’s platform of wireless products.

From 1986 to 1998, Mr. Garriques worked for ATT/Lucent Technologies where he held leadership roles in product management, engineering, customer technical support and deployment of Wireless Infrastructure for the global markets.

Mr.  Garriques has an MBA from the Wharton School of the University of Pennsylvania, an MS in Mechanical Engineering from Stanford University, and a BS in Mechanical Engineering from Boston University.  Ron is a Trustee of Boston University and sits on the College of Engineering’s Board of Advisors.

About Arbitron
Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media – radio, television, cable and out-of-home – as well as advertisers and advertising agencies. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter™ (PPMTM) and PPM 360™, new technologies for media and marketing research.

Portable People Meter™, PPM™ and PPM 360™ are marks of Arbitron Inc.